Exhibit 99.2

HouseValues Announces Stock Repurchase Authorization

Board Authorizes Acquisition of up to Two Million shares

KIRKLAND, Wash. – July 25, 2006 – Reflecting its confidence in the company’s long-term strategic direction, the Board of Directors for HouseValues, Inc. (NASDAQ: SOLD) today announced that it has authorized management to repurchase up to two million shares of the company’s common stock. Supporting this authorization, HouseValues generated $4.5 million in cash from operations during the second quarter and had $87 million in cash, cash equivalents and short-term investments at quarter-end.

“We believe that repurchasing HouseValues stock represents a good long-term use of our excess cash and reflects our ongoing commitment to enhancing value for shareholders,” said HouseValues’ CEO Ian Morris. “Strong growth projected for online real estate marketing spending coupled with our leadership position in the space underscores our confidence in HouseValues’ long-term business prospects,” Morris added referring to a recent report from Borrell Associates.

Borrell expects online media spending in the real estate sector will surpass $3 billion by 2010. At that point, Borrell expects online real estate spending to be greater than any other media, including newspapers, television, direct mail and other print media.

The stock repurchases may be made from time to time on the open market or in privately negotiated transactions. The shares will be repurchased to enhance shareholder value. The stock repurchase program does not require the company to repurchase any specific number of shares, and the company may terminate the repurchase program at any time.

About HouseValues Inc.

Founded in 1999, HouseValues Inc. (NASDAQ: SOLD) provides consumers and real estate professionals with the information and tools they need for success throughout the home buying and selling process. The company’s flagship consumer products include HomePages.com™, a lifestyle and neighborhood-centric home buying and selling service; TheLoanPage.com, a service that provides current and prospective home owners with competitive mortgage and refinance quotes from leading lenders; HouseValues.com®, a service that provides home sellers with market valuations of their current home; and JustListed.com™, a service that alerts home buyers as soon as new homes hit the market that meet their criteria. Learn more at www.housevaluesinc.com.

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For Additional Information:

Investors Only:

Mark Lamb

Director of Investor Relations

HouseValues, Inc.

425-952-5801

markl@housevalues.com

Press Only:

Hugh Siler

Siler & Company for HouseValues, Inc.

949-646-6966

hugh@silerpr.com

SOLD: FINANCIAL